Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Jeffery A. Bryson VP of Investor Relations ScanSource, Inc. 864 286-4305

SCANSOURCE REPORTS FIRST QUARTER RESULTS

*Sales increase 31% to a record $362.7 million

GREENVILLE, SC—October 28, 2004—ScanSource, Inc. (Nasdaq:SCSC), a leading international distributor of AIDC (automatic identification and data capture), POS (point of sale) and communications products for the reseller market, today announced financial results for its quarter ended September 30, 2004.

For the quarter ended September 30, 2004, net sales increased 31% to $362.7 million compared to $276.5 million for the quarter ended September 30, 2003. Quarterly operating income increased 51% to $14.7 million from $9.7 million for the comparable quarter in 2003. Net income increased 47% to $8.9 million for the quarter ended September 30, 2004 versus $6.1 million for the quarter ended September 30, 2003. Diluted earnings per share increased 42% to $0.68 per share, compared to $0.48 in the prior year quarter.

“Sales this quarter again exceeded our expectations, and were led by record sales of our communications products vendors: Avaya, Intel and NEC,” said Mike Baur, President and CEO of ScanSource. “We were pleasantly surprised at the continued strength of AIDC/ POS sales coming off record sales results in the June quarter.”

ScanSource Reports First Quarter Results

Forecast for Next Quarter

The Company announced its financial forecast for the second quarter of fiscal 2005. ScanSource expects net revenues for the December 2004 quarter could range from $340 million to $360 million.

Safe Harbor Statement

This news release contains comments that are “forward looking” statements that involve risks and uncertainties; these statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Any number of important factors could cause actual results to differ materially from anticipated results. For more information concerning factors that could cause such a difference, see the Company’s annual report on Form 10K filed with the Securities and Exchange Commission.

ScanSource Reports First Quarter Results

About ScanSource

ScanSource, Inc. is a leading international distributor of specialty technology products, including automatic identification and data capture (AIDC) and point-of-sale (POS) products through its ScanSource sales unit; Avaya voice, data and converged communications products through its Catalyst Telecom sales unit; and communications products from Intel and NEC through its Paracon sales unit.

The Company serves the North America marketplace and has an international segment which sells AIDC and POS products in Latin America and Europe. Founded in 1992, the Company markets products from more than 80 technology manufacturers to over 15,000 value-added technology resellers and is committed to empowering them with tools and services designed to help them grow. For more information, call the toll-free sales telephone number at 800.944.2432 or visit www.scansource.com.

ScanSource Reports First Quarter Results

SCANSOURCE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2004 (unaudited)	June 30, 2004 *
Assets
Current Assets
Cash	$2,438	$1,047
Trade & notes receivable, net	191,420	175,417
Other receivables	3,118	3,919
Inventories	188,398	182,868
Prepaid expenses and other assets	1,755	1,670
Deferred income taxes	8,577	8,440

Total current assets	395,706	373,361

Property and equipment, net	22,756	23,663
Goodwill	10,258	9,978
Other assets, including identifiable intangible assets	6,503	6,190

Total assets	$435,223	$413,192

Liabilities and Shareholders’ Equity
Current Liabilities
Current portion of long-term debt	$5,556	$854
Trade accounts payable	181,741	167,053
Accrued expenses and other liabilities	13,215	17,358

Total current liabilities	200,512	185,265

Deferred income taxes	1,725	1,058
Long-term debt	1,673	6,584
Borrowings under revolving credit facility	32,806	32,569
Other long-term liabilities	90	—

Total liabilities	236,806	225,476

Minority interest	831	1,072

Shareholders’ Equity
Common stock	63,888	61,856
Retained earnings	130,202	121,288
Accumulated other comprehensive income	3,496	3,500

Total shareholders’ equity	197,586	186,644

Total liabilities and shareholders’ equity	$435,223	$413,192

* Derived from audited financial statements at June 30, 2004.

ScanSource Reports First Quarter Results

SCANSOURCE, INC.

CONDENSED CONSOLIDATED INCOME STATEMENTS (UNAUDITED)

(In thousands, except per share data)

	Quarter ended September 30,
	2004	2003
Net sales	$362,709	$276,474
Cost of goods sold	325,727	245,630

Gross profit	36,982	30,844

Selling, general and admin. expenses	22,312	21,159

Operating income	14,670	9,685
Other expense (income):
Interest expense	413	343
Interest income	(216)	(161)
Other expense (income)	47	(166)

Other expense, net	244	16

Income before income taxes and minority interest	14,426	9,669
Provision for income taxes	5,482	3,589

Income before minority interest	8,944	6,080

Minority interest in income of consolidated subsidiaries, net of income taxes	30	—

Net income	$8,914	$6,080

Per share data:
Net income per common share, basic	$0.71	$0.50

Weighted-average shares outstanding, basic	12,580	12,265

Net income per common share, assuming dilution	$0.68	$0.48

Weighted-average shares outstanding, assuming dilution	13,053	12,681